EXHIBIT NO. 23

Consent of Independent Certified Public Accountants

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1995 Stock Option Plan, the 2001 Stock Option Plan, and the 2006 Equity Incentive Plan, of Provident Community Bancshares, Inc. and in the Post Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-35319) pertaining to the Dividend Reinvestment Plan of Provident Community Bancshares, Inc. of our report dated March 5, 2007, with respect to the consolidated financial statements of Provident Community Bancshares, Inc and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Elliot Davis LLC

March 5, 2007

Columbia, South Carolina